Exhibit 99.2

Investors:

Lisa Ciota: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. EXPECTS TO INCREASE SECOND QUARTER 2015

DIVIDEND BY 100 PERCENT

LISLE, Ill.—June 16, 2015 – SunCoke Energy, Inc. (NYSE: SXC) today announced that management intends to recommend to the Board of Directors to increase its quarterly cash dividend to $0.15 per share of common stock, a 100 percent increase over the previous quarterly rate. This represents a cash dividend of $0.60 per share of common stock on an annualized basis. The proposed increase in the dividend reflects the Company’s strategy to distribute a significant portion of its free cash flow and reflects the stability of its business model and is based on cash flows from existing assets.

“This is the next step in our transformation into a pure-play general partner. Going forward, once all cokemaking assets are dropped into SunCoke Energy Partners, L.P. (NYSE: SXCP), the Company expects that its primary capital allocation strategy will be to distribute 80 percent to 90 percent of free cash flow. This strategy reflects our commitment to returning capital to shareholders, as well as the stability of our business model and cash flows,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc.

UPCOMING EVENTS

We plan to host an investor conference call tomorrow, Wednesday, June 17, 2015 at 11:00 am Eastern Time (10:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen in by dialing 1 (888) 771-4371 (domestic) or 1 (847) 585-4405 (international) and referencing confirmation 40029679. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

In addition, we plan to participate in the following conference:

•	Credit Suisse MLP and Energy Logistics Conference, June 24, 2015 in New York City

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term take-or-pay coke contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded

SXC Press Release

June 16, 2015

master limited partnership, holding a 2 percent general partner interest, 56 percent limited partnership interest and all of the incentive distribution rights. In addition, we own approximately 110 million tons of proven and probable coal reserves in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Free cash flow represents distributions from SXCP plus SXC retained Adjusted EBITDA less cash interest, cash taxes, capital expenditures and any adjustments for any non-cash items.

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for impairments, costs related to exiting our Coal business, interest, taxes, depreciation and amortization attributable to our equity method investment. Prior to the expiration of our nonconventional fuel tax credits in 2013, Adjusted EBITDA included an add-back of sales discounts related to the sharing of these credits with customers. Any adjustments to these amounts subsequent to 2013 have been included in Adjusted EBITDA. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under generally accepted accounting principles (“GAAP”) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the SXC’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses

SXC Press Release

June 16, 2015

related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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